As filed with the Securities and Exchange Commission on October 8, 2003

Registration No. 333-105171

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OVERTURE SERVICES, INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

95-4652060

(I.R.S. Employer Identification No.)

74 North Pasadena Avenue

3rd Floor

Pasadena, California 91103

(626) 685-5600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Susan Decker

Chief Financial Officer

Overture Services, Inc.

701 First Avenue

Sunnyvale, California 94089

(408) 349-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Callahan, Esq. General Counsel and Secretary Yahoo! Inc. 701 First Avenue Sunnyvale, California 94089 (408) 349-3300	Kenton J. King, Esq. Celeste E. Greene, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301 (650) 470-4500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S–3, as amended (File No. 333-105171) (the “Registration Statement”) of Overture Services, Inc. (the “Company”) pertaining to 4,274,670 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and the attached preferred share purchase rights, which was filed with the Securities and Exchange Commission on May 12, 2003 and became effective on May 23, 2003.  On July 14, 2003, the Company, Yahoo! Inc. (“Yahoo!”) and July 2003 Merger Corp. (“Merger Sub”), a wholly-owned subsidiary of Yahoo!, entered into an Agreement and Plan of Merger pursuant to which Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Yahoo! (the “Merger”).  The Merger became effective on October 7, 2003 upon filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Overture Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on October 8, 2003.

Overture Services, Inc.

By:	/s/ Susan Decker
Name:	Susan Decker
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons, in the capacities indicated, as of October 8, 2003.

Signature	Title

/s/ Daniel Rosenweig	President, Chief Executive Officer and Director (Principal Executive Officer)
Daniel Rosensweig

/s/ Susan Decker	Chief Financial Officer and Director (Principal Financial Officer)
Susan Decker

/s/ Patricia Cuthbert	Vice President, Finance (Principal Accounting Officer)
Patricia Cuthbert